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                                                                     EXHIBIT 4.2

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                              GLOBESPANVIRATA, INC

                                       and

                              THE BANK OF NEW YORK
             (successor to UNITED STATES TRUST COMPANY OF NEW YORK),
                                   as Trustee

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                          First Supplemental Indenture

                          Dated as of February 27, 2004

                                       To

                                    Indenture

                            Dated as of May 11, 2001

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        Providing for adjustments to the Conversion Price of the 5 -1/4%
        Convertible Subordinated Notes due 2006 of GlobespanVirata, Inc.

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            FIRST SUPPLEMENTAL INDENTURE dated as of February 27, 2004 by and between GLOBESPANVIRATA, INC. f/k/a GLOBESPAN, INC., a Delaware corporation (the "Company"), having its principal office at 100 Schulz Drive, Red Bank, New Jersey 07701, and THE BANK OF NEW YORK (successor to UNITED STATES TRUST COMPANY OF NEW YORK), as Trustee (the "Trustee"), having its principal corporate office at 101 Barclay Street, 8W, New York, New York 10286.

                              W I T N E S S E T H:

            WHEREAS, the Company executed and delivered to the Trustee an Indenture dated as of May 11, 2001 (the "Indenture"), pursuant to which the Company issued $130,000,000 aggregate principal amount of its 5 -1/4% Convertible Subordinated Notes due May 15, 2006 (the "Notes"), all of which remain outstanding as of the date hereof;

            WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareowners for Concentric Sub, Inc. ("Concentric Sub"), a Delaware corporation and a wholly-owned subsidiary of Conexant Systems, Inc., a Delaware corporation ("Conexant"), to merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Conexant (the "Merger");

            WHEREAS, pursuant to the Agreement and Plan of Reorganization dated as of November 3, 2003, as amended as of January 15, 2004 (the "Merger Agreement"), by and among Conexant, Concentric Sub and the Company, in the Merger, Conexant will issue 1.198 shares of its Common Stock, par value $.01 per share (together with the associated preferred share purchase rights, the "Conexant Common Stock"), in exchange for each outstanding share of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock") and cash in lieu of fractional shares;

            WHEREAS, Section 12.01 of the Indenture provides that, subject to the provisions of Section 12.02 of the Indenture, the Company may consolidate or merge with or into any other corporation or may sell, convey or lease all or substantially all of the property of the Company and its consolidated subsidiaries, taken as a whole, to any other corporation, authorized to acquire and operate the same and that shall be organized under the laws of the United States of America, any state thereof or the District of Columbia;

            WHEREAS, Section 15.06 of the Indenture provides that in the event of any merger of the Company with any other corporation as a result of which holders of Company Common Stock shall be entitled to receive stock, other securities or other assets (including cash) with respect to or in exchange for such Company Common Stock, the Company shall execute with the Trustee a supplemental indenture providing that the

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Notes shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such merger by a holder of a number of shares of Company Common Stock issuable upon conversion of such Notes immediately prior to such merger; and

            WHEREAS, all things necessary to make this First Supplemental Indenture a valid indenture supplemental to the Indenture have been done;

            NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants herein contained, it is hereby agreed as follows:

                                    ARTICLE I
                                   DEFINITIONS

            Section 1.1. Definitions. Each capitalized term used herein and not otherwise defined herein shall have the meaning attributed thereto in the Indenture.

                                   ARTICLE II
                         ADJUSTMENT OF CONVERSION PRICE

            Section 2.1. Adjustment. Pursuant to Section 15.06 of the Indenture, from and after the Merger, the Notes shall be convertible into shares of Conexant Common Stock and the Conversion Price shall be adjusted so that the same shall equal the price determined by dividing the Conversion Price in effect immediately prior to the Merger by 1.198, the exchange ratio in the Merger. Thereafter, the term "Common Stock" in the Indenture shall refer to Conexant Common Stock.

                                  ARTICLE III
                             CONCERNING THE TRUSTEE

            Section 3.1. Responsibility for Recitals, etc. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity or sufficiency of this First Supplemental Indenture.

                                   ARTICLE IV
                                  MISCELLANEOUS

            Section 4.1. Effectiveness. Notwithstanding anything contained in this First Supplemental Indenture to the contrary, none of the provisions of this First

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Supplemental Indenture will become effective or be of any force or effect until the Effective Time (as defined in the Merger Agreement) has occurred.

            Section 4.2. Execution of First Supplemental Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this First Supplemental Indenture forms a part thereof. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

            Section 4.3. Governing Law. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York.

            Section 4.4. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

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            IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed, all as of the date first above written.

                                       GLOBESPANVIRATA, INC.

                                       By: /s/ Armando Geday
                                           -------------------------------------
                                           Name:  Armando Geday
                                           Title: President and Chief Executive
                                           Officer

                                       THE BANK OF NEW YORK, as Trustee

                                       By: /s/ Sirojni Dindial
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                                           Name:  Sirojni Dindial
                                           Title: Assistant Vice President

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